August 11, 2025

Neil Johnston Via e-mail

Neil,

I’m delighted to confirm the Compensation Committee’s decision to increase your compensation effective as of July 1, 2025.
This letter summarizes the annual base compensation increase which will also increase the value of your annual cash incentive compensation. Your annual target equity award remains the same. All other terms of your employment as Global Chief Financial Officer remain unchanged and as reflected in your offer letter dated December 29, 2020 and effective February 28, 2021.

ANNUAL BASE COMPENSATION
Your annual base salary will be $700,000, paid on a bi-weekly basis, less appropriate withholdings and deductions, in accordance with the Company’s regular payroll practices. This position is an exempt position for purposes of the Fair Labor Standards Act.
ANNUAL CASH INCENTIVE COMPENSATION
You will continue to be eligible to participate in our annual incentive plan (“AIP”). Your target annual bonus will remain at 150% of your increased base salary equaling $1,050,000 and subject to a maximum payout of
$2,100,000. Your 2025 target bonus amount will be prorated. Your AIP payout is dependent on Company and individual performance against certain goals and objectives and is subject to the discretion and approval by the Board of Directors of the Company and the terms and conditions of the AIP. You must be employed on the payout date to be eligible to receive the payment, unless otherwise determined in the sole discretion of the Compensation Committee of the Board of Directors.
Thank you for all you do for Cushman and Wakefield.

Michelle MacKay
Chief Executive Officer